Exhibit 77(q)

Exhibits

(e)(1) Amended and Restated Investment Management Agreement dated March 1, 2002, as amended and restated on August 1, 2012, between ING Strategic Allocation Portfolios, Inc. and ING Investments, LLC – Filed herein.

(e)(2) Amended and Restated Sub-Advisory Agreement dated March 1, 2002, as amended and restated on August 1, 2012, between ING Investments, LLC and ING Investment Management Co. LLC – Filed herein.